UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number  333-109614-07

                      NOMURA ASSET ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)


   2 World Financial Center, Building B, 21st Floor, New York, NY  10281
                               (212) 667-9300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Nomura Asset Acceptance Corporation
                      Alternative Loan Trust, Series 2004-AR4
                Mortgage Pass-Through Certificates, Series 2004-AR4
             (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 30

     Pursuant to the requirements of the Securities Exchange Act of 1934 Nomura Asset Acceptance Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized person.

           By:    JPMorgan Chase Bank, N.A. as Trustee and Custodian for:

                  Nomura Asset Acceptance Corporation
                  Alternative Loan Trust, Series 2004-AR4
                  Mortgage Pass-Through Certificates, Series 2004-AR4

           By:    /s/ Andrew Cooper
                  --------------------------------------------------
           Name:  Andrew Cooper
           Title: Assistant Vice President

           Date:  January 27, 2005